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                                                                       EXHIBIT 8

                     OPINION OF HARTER, SECREST & EMERY LLP




March 4, 2003

Montana Mills Bread Co., Inc.
2171 Monroe Avenue, Suite 205A
Rochester, New York  14618

Ladies and Gentlemen:

                  With reference to the Registration Statement on Form S-4 (the "Registration Statement") filed by Krispy Kreme Doughnuts, Inc., a North Carolina corporation ("Krispy Kreme") with the Securities and Exchange Commission (the "SEC") in connection with its registration of shares of its common stock, no par value, to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of January 23, 2003 (the "Merger Agreement"), by and among Krispy Kreme, Oliver Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Krispy Kreme, and Montana Mills Bread Co., Inc., which Merger Agreement is described therein and filed as an annex to the Registration Statement, we hereby confirm, under currently applicable United States federal income tax law, that the discussion set forth in the section entitled "The Merger--Material United States Federal Income Tax Consequences of the Merger" in the Registration Statement, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

                  We hereby consent to the use of our firm's name under the caption "Legal Matters" and to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.


                                    Very truly yours,


                                    /s/ Harter Secrest & Emery LLP


                                    HARTER SECREST & EMERY LLP